RSM Resources, LLC
                                  P.O. Box 252
                             Flora Vista, NM 87415


                                 April 15, 2015




                                  Exhibit 23.1

            CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS


We hereby consent to (1) the inclusion in or incorporation by reference into the Form 10-K (including any amendments, supplements or exhibits thereto, any prospectus that is a part thereof, and any financial statements) of Hinto Energy, Inc. (the "Annual Report") of (a) our report, dated April 7, 2015, with respect to estimates of proved reserves and future net revenues to the holdings of Hinto Energy, Inc., as of December 31, 2014; and (b) all reference to our firm or such reports included in or incorporated by reference into the Annual Report.


RSM Resources, LLC

By: /s/ Richard K. Dembrowski, P.E.

Richard K. Dembrowski, P.E.
President